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                                  UNITED STATES                           OMB APPROVAL
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                       SECURITIES AND EXCHANGE COMMISSION       OMB Number:    3235-0145
                             WASHINGTON, D.C. 20549             Expires:December 31, 1997
                                                                Estimated average burden
                                                                hours per response         14.90
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                       Arterial Vascular Engineering, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   043013-10-1
                    -----------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       1.

-----------------------------------------------------                                     ------------------------------------------
CUSIP No.    043013-10-1                                     13G                                 Page 2 of 4 Pages
         -------------------------
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                           Dr. Simon H. Stertzer
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]
                                           Not Applicable                                             (b) [ ]
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
---------------------------- ------- -----------------------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                                           2,099,725* (Includes  141,500 shares issuable upon exercise of options exercisable within
       NUMBER OF                           60 days)
         SHARES              ------- -----------------------------------------------------------------------------------------------
      BENEFICIALLY              6    SHARED VOTING POWER
       OWNED BY                            0
         EACH                ------- -----------------------------------------------------------------------------------------------
       REPORTING                7    SOLE DISPOSITIVE POWER
      PERSON WITH                          2,099,725* (Includes  141,500 shares issuable upon exercise of options exercisable within
                                           60 days)
                             ------- -----------------------------------------------------------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                           0
------------- ----------------------------------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                           2,099,725* (Includes  141,500 shares issuable upon exercise of options exercisable within
                                           60 days)
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                           [X]
------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                           6.7%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

                                           IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              2.

ITEM 1.

       (a)        Name of Issuer:                                               Arterial Vascular Engineering, Inc.

       (b)        Address of Issuer's Principal Executive Offices:              3576 Unocal Place
                                                                                Santa Rosa, CA 95403
ITEM 2.

       (a)        Name of Person Filing:                                        Dr. Simon H. Stertzer

       (b)        Address of Principal Business Office:                         300 Pasteur Drive
                                                                                Stanford, CA  94305-5246
       (c)        Citizenship:                                                  United States

       (d)        Title of Class of Securities:                                 Common Stock

       (e)        CUSIP Number:                                                 043013-10-1

ITEM 3.  Not Applicable

ITEM 4.  Ownership:

       (a)        Amount Beneficially Owned:                                    2,099,725*  (Includes  141,500 shares  issuable upon
                                                                                exercise of options exercisable within 60 days)

       (b)        Percent of Class:                                             6.7%

       (c)        Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:            2,099,725*  (Includes  141,500 shares  issuable upon
                                                                                exercise of options exercisable within 60 days)

                  (ii)     shared power to vote or to direct the vote:          0

                  (iii)    sole power to dispose or to direct the disposition of: 2,099,725*  (Includes 141,500 shares issuable upon exercise of options exercisable within 60 days)

                  (iv)     shared power to dispose or to direct the disposition of:  0

* Excludes 430,268 shares held by a trust for the benefit of Dr. Stertzer's children of which J.P. Morgan is trustee and as to which shares Dr. Stertzer disclaims beneficial ownership.

ITEM 5.  Ownership of Five Percent or Less of a Class:

                  Not Applicable

                                       3.

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not  Applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable

ITEM 8.  Identification and Classification of Members of the Group:

         Not Applicable

ITEM 9.  Notice of Dissolution of Group:

         Not Applicable

ITEM 10. Certification:

         Not Applicable





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 12, 1998
                                          ------------------------------------
                                          Date


                                              /s/ Simon H. Stertzer
                                          ------------------------------------
                                          Simon H. Stertzer


                                       4.